Table of Contents

Exhibit e(18)

OPTICAL FIBER LEASE AGREEMENT

By this private instrument and in the best terms of the law, on the one hand:

NET Serviços De Comunicação S/A, headquartered in the city and state of São Paulo, at Rua Verbo Divino, 1356, corporate taxpayer’s ID (CNPJ) 00.108.786/0001-65;

NET Anápolis LTDA., headquartered in the city of Anápolis, state of Goiás, at Rua Senai, 179, corporate taxpayer’s ID (CNPJ) 33.584.277/0001- 68;

NET Bauru LTDA., headquartered in the city of Bauru, state of São Paulo, at Avenida Duque de Caxias, 4-66, corporate taxpayer’s ID (CNPJ) 64.083.561/0001- 84;

NET Brasília LTDA., headquartered in the city of Brasília, Federal District, at SIG/Sul Quadra 01, 725, corporate taxpayer’s ID (CNPJ) 26.499.392/0001-79;

NET Campinas LTDA., headquartered in the city of Campinas, state of São Paulo, at Rua Jasmim, 610, corporate taxpayer’s ID (CNPJ/MF) 61.698.510/0001-79;

NET Campo Grande LTDA., headquartered in the city of Campo Grande, state of Mato Grosso do Sul, at Avenida Afonso Pena, 3.004, corporate taxpayer’s ID (CNPJ) 24.615.965/0001-57;

NET Curitiba LTDA., headquartered in the city of Curitiba, state of Paraná, at Rua Mamoré, 340, Mercês, corporate taxpayer’s ID (CNPJ) 82.342.833/0001-03;

NET Florianópolis LTDA., headquartered in the city of Florianópolis, state of Santa Catarina, at Av. Rio Branco, 808, corporate taxpayer’s ID (CNPJ/MF) 72.461.072/0001-47;

NET FRANCA LTDA. headquartered in the city of Franca, state of São Paulo, at Rua Carmem Irene Batista, 2.837, corporate taxpayer’s ID (CNPJ) 60.348.414/0001-38;

NET Goiânia LTDA., headquartered in the city of Goiânia, state of Goiás, at Rua 15, Quadra j-15, Lote 08, 970 – Setor Marista, corporate taxpayer’s ID (CNPJ) 33.659.475/0001- 43;

NET Indaiatuba LTDA., headquartered in the city of Indaiatuba, state of São Paulo, at Rua 11 de Junho, 1.849/1.853, corporate taxpayer’s ID (CNPJ) 58.393.695/0001- 07;

NET JOINVILLE LTDA., headquartered in the city of Joinville, state of Santa Catarina, at Av. Procópio Gomes, 419, corporate taxpayer’s ID (CNPJ) 85.271.898/0001-95;

NET MARINGÁ LTDA., headquartered in the city of Maringá, state of Paraná, at Av. Nóbrega, 494, corporate taxpayer’s ID (CNPJ) 81.712.416/0001-34;

NET PIRACICABA LTDA., headquartered in the city of Piracicaba, state of São Paulo, at Avenida Independência, 3552, corporate taxpayer’s ID (CNPJ) 64.592.116/0001- 40;

NET RIBEIRÃO Preto S/A, headquartered in the city of Ribeirão Preto, state of São Paulo, at Rua Antônio Fernandes Figueiroa, 1.675, Lagoinha, corporate taxpayer’s ID (CNPJ) 64.807.456/0001- 40;

NET RIO S/A, headquartered in the city and state of Rio de Janeiro, at Rua Vilhena de Morais, 380, B. 02, sala 201, 3º andar, corporate taxpayer’s ID (CNPJ) 28.029.775/0001-09;

NET SÃO CARLOS S/A, headquartered in the city of São Carlos, state of São Paulo, at Avenida Dr. Carlos Botelho, 1.986, corporate taxpayer’s ID (CNPJ) 57.724.759/0001- 34;

NET São José do Rio Preto LTDA., headquartered in the city of São José do Rio Preto, state of São Paulo, at Rua Lafaiete Spínola de Castro, n. 1.922, corporate taxpayer’s ID (CNPJ) 69.082.832/0001- 09;

NET São Paulo LTDA., headquartered in the city and state of São Paulo, at Rua Verbo Divino, 1356, térreo, blocos 1 e 2, Chácara Santo Antônio, corporate taxpayer’s ID (CNPJ) 65.697.161/0001-21 and its branch NET SANTOS, headquartered at Rua General Francisco Glicério, 647, in the city of Santos, state of São Paulo, corporate taxpayer’s ID (CNPJ) 65.697.161/0019-50;

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NET Sorocaba LTDA., headquartered in the city of Sorocaba, state of São Paulo, at Av. Antônio Carlos Comitre, 1074, corporate taxpayer’s ID (CNPJ) 64.637.903/0001-60;

NET Sul Comunicações LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, 1111, corporate taxpayer’s ID (CNPJ) 73.676.512/0001-46;

Televisão a Cabo Criciúma LTDA., headquartered in the city of Criciúma, state of Santa Catarina, at Rua Joaquim Nabuco, 458, corporate taxpayer’s ID (CNPJ) 80.168.321/0001- 39;

TV Cabo e Comunicações de Jundiaí S/A, headquartered in the city of Jundiaí, state of São Paulo, at Rua Professor João Batista Curado, 151, corporate taxpayer’s ID (CNPJ) 62.059.084/0001- 96;

DR - Empresa de Distribuição e Recepção de TV LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, 1111, corporate taxpayer’s ID (CNPJ) 93.088.342/0001-96, whose branches are listed below and are an integral part of this Agreement:

•         NET Bagé, located at Rua do Acampamento, 2550, in the city of Bagé, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0026-44;

•         NET Blumenau, located at Avenida Brasil, 60, in the city of Blumenau, state of Santa Catarina, corporate taxpayer’s ID (CNPJ) 93.088.342/0031-01;

•         NET Caxias do Sul, located at Rua Os 18 do Forte, 1236, in the city of Caxias do Sul, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0033-73;

•         NET Chapecó, located at Rua Nereu Ramos, 237 E, sala 01, Galeria Zandonai, in the city of Chapecó, state of Santa Catarina, corporate taxpayer’s ID (CNPJ) 93.088.342/0012-49;

•         NET Erechim, located at Rua Soledade, 277, in the city of Erechim, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0009-43;

•         NET Novo Hamburgo, located at Rua Gomes Portinho, 619, in the city of Novo Hamburgo, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0036-16;

•         NET Passo Fundo, located at Rua Princesa Isabel s/n, in the city of Passo Fundo, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0010-87;

•         NET Pelotas, located at Rua Hipólito José da Costa, 155, in the city of Pelotas, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0007-81;

•         NET Rio Grande, located at Rua Dom Bosco, 991, in the city of Rio Grande, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0015-91;

•         NET Santa Cruz do Sul, located at Rua Marechal Deodoro, n. 1008, in the city of Santa Cruz do Sul, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0017-53;

•         NET Santa Maria, located at Rua Visconde de Pelotas, 2122, in the city of Santa Maria, state of Rio Grande do Sul, corporate taxpayer’s ID (CNPJ) 93.088.342/0037-05;

all of them represented by their charters and hereinafter collectively referred to as “LESSORS”; and on the other hand;

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EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S/A – EMBRATEL, headquartered in the city and state of Rio de Janeiro, at Avenida Presidente Vargas, 1012 – Centro – Rio de Janeiro - RJ, corporate taxpayer’s ID (CNPJ/MF) 33.530.486/0001-29, represented herein by its Bylaws, hereinafter referred to as “LESSEE”;

LESSORS and LESSEE are also hereinafter severally referred to as “Party” and collectively as “Parties”.

Whereas:

(i) LESSORS own a Network composed of optical fiber cables and related electronic equipment, as outlined in Attachment I hereof;

(ii) as LESSORS have not been using part of the Network for the rendering of their own services, they are interested in franchising the use of this part of the network (the Surplus Optical Fibers) to third parties, as defined below;

(iii) the LESSEE is interested in using the Surplus Optical Fibers of LESSORS so that to improve its services scope;

(iv) the Parties intend to formalize a negotiation referring to the lease by LESSORS to LESSEE of the Surplus Optical Fibers, as well as to expand the Network by installing New Optical Fibers or Cables;

The Parties resolve by common agreement to execute this present Optical Fiber Lease Agreement (“Agreement”), in accordance with the following clauses and conditions:

CLAUSE I

DEFINITIONS

1.1     The words and expressions listed herein shall have the following meaning for the purposes of clauses definitions:

“Lawsuit” – means any lawsuit or administrative proceeding or any other dispute of any nature or claim related to the subject-matter hereof and/or Surplus Optical Fibers and New Optical Fibers, either Party becomes aware and believes to result in obligations to the other Party.

“Management” – means the Parties’ management, with powers to represent them.

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“Affiliated Company” – means any legal entity, which directly or indirectly controls or it is controlled or it is under the common control of either Party.

“Cable” – means the optical fiber cable and the optical fiber contained therein, as well as connections, junction boxes and similar protection boxes that have been installed or to be installed by LESSORS.

“Acceptance Date” – this means each date the LESSEE formally expresses its acceptance of the Surplus Optical Fibers and/or New Optical Fibers through the issue of a Statement of Acceptance in a template to be specified between the Parties within sixty (60) days as of the signature date of this Agreement.

“Surplus Optical Fibers” – these mean disconnected optical fibers, i.e., without any means of transmitting communication signals from LESSORS Network, unless LESSORS use or might use it in the future for their own activities.

“New Optical Fibers” – these mean disconnected optical fibers, i.e., without any means of transmitting communication signals, to be installed as expansion of LESSORS network as requested by LESSEE.

“Hub and Head Ends” – these are sites at LESSORS Network with building infrastructure and energy, where equipment is installed for transmission and reception necessary for LESSORS rendering their services.

“Laws” – mean all the applicable governmental codes, regulations, rules, standards, decrees or restrictions/authorizations.

 “License” – means any type of permit, concession, authorization or license obtained by Parties in order to provide telecommunications services and use telecommunication equipment.

 “Notification” – means any formal and express notice, as set forth in Clause XIII hereof.

“Maintenance” – means any Network maintenance carried out by LESSORS, according to the conditions and specifications outlined herein.

“Permits” – mean any and all registrations, licenses, authorizations, notifications and permits necessary or required by laws or any governmental authority related to the Network (including, but not limited to any sharing agreement, right of way, property deeds, statements or environmental studies, operation and/or use of any part of LESSORS infrastructure and activities related thereto and intellectual property rights).

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“Network” – means all LESSORS optical fibers, as outlined in the Attachment I hereof and related electronic equipment.

CLAUSE II

SUBJECT-MATTER OF THIS AGREEMENT

2.1     This present Agreement aims the leasing by LESSORS to LESSEE of the Surplus Optical Fibers and New Optical Fibers, through Lease Forms issued by LESSEE according to the template of Attachment II hereof.

2.2.1 Accesses to buildings where LESSEEcustomers are located, if necessary, shall be purpose of specific agreement.

2.2    Upon the issue of New Optical Fibers Lease Forms, the Parties shall analyze the economic-financial feasibility of its implementation, observing the conditions mentioned in Attachment III.

2.3     The effective date(s) of lease shall be the Acceptance Date(s) by LESSEE of the Surplus Optical Fibers and/or New Optical Fibers, according to the Statement of Acceptance issued in the template to be defined by the Parties within sixty (60) days as of the signature hereof.

2.4. LESSEE, during the effectiveness hereof, cannot through Surplus Optical Fibers and/or New Optical Fibers contracted, provide pay-TV distribution services rendered by LESSORS  as well as residential broadband services without the previous and express consent of LESSORS in this regard.

2.5. LESSORS, during the effectiveness hereof, cannot through Surplus Optical Fibers and/or New Optical Fibers provide voice and corporate broadband services|.

2.6 The broadband services restrictions shall not be applicable to small-sized companies, as well as to other similar types of companies to which LESSORS currently provide broadband services, which shall be jointly specified by the Parties, within ninety (90) days after the signature of this Agreement, companies of which can be approached and assisted by LESSORS and LESSEE.

CLAUSE III

DOCUMENTS

3.1     The following Attachments comprise this present Agreement, which are initialed by the Parties:

Attachment I: Network Description and Location;

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Attachment II: Template of Lease Form; and

Attachment III: Operational Agreement.

CLAUSE IV

OBLIGATIONS

Without prejudice of the provisions contained herein, the Parties undertake the following:

4.1     Common Obligations of the Parties

Each Party shall answer for legal and social security liabilities related to their employees and bear all federal, state or local taxes levying or to be levied on their respective activities.

4.2     Obligations of LESSSEE

LESSEE undertakes to:

4.2.1        Use the Surplus Optical Fibers and New Optical Fibers exclusively within the limits of their respective Licenses, strictly according to this Agreement and pursuant to the applicable laws.

4.2.2        Notify the LESSOR(S) affected, as soon as it is aware of any abnormality verified in the leased Surplus Optical Fibers and/or New Optical Fibers that causes or may cause a substantial change, even if temporarily, or significantly damage LESSORS operation of services developed through their Network.

4.2.3        Make available for inspection, copies of all relevant information, documents, agreements, permits, certificates and drawings in relation to the leased Surplus Optical Fibers and/or New Optical Fibers, when requested in writing by LESSORS in order to answer to any request of a governmental authority.

 4.2.4 Provide the immediate payment or indemnity to LESSORS for any and all additional disbursement to be provenly borne by LESSORS due to LESSEE utilization or sharing of third parties infrastructure. LESSEE shall exempt LESSORS and assume any burden, costs or penalties to be incurred as a result of this present Lease, holding LESSORS harmless from any administrative or legal proceeding, in court or out of court, exclusively deriving from the utilization of third parties infrastructure by LESSEE, unless if said burden, costs or penalties arise out of actions or omissions of LESSORS in the installation or maintenance of Surplus Optical Fibers and/or New Optical Fibers.

4.2.5        Return the leased Surplus Optical Fibers and/or New Optical Fibers at the expiration hereof.

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4.3     Obligations of LESSORS

LESSORS undertake to:

4.3.1 Maintain the leased Surplus Optical Fibers and New Optical Fibers according to the conditions set forth in Clause V hereinbelow and SLA mentioned in Attachment III hereof.

4.3.2        Lease the Surplus Optical Fibers and New Optical Fibers to LESSEE, to the extent Lease Forms are issued by LESSEE according to the template of Attachment II hereof and to abide by the procedures set forth in the Operational Agreement.

4.3.3        Notify the LESSEE in writing, as soon as it is aware of any abnormality to be verified in Network, Surplus Optical Fibers and/or New Optical Fibers that affects or may substantially affect LESSEE rendering of services to third parties.

4.3.4        Ensure that leased Surplus Optical Fibers and New Optical Fibers, at any time comply with the standards and rules in force and with technical specifications required by laws, regulation, this present Agreement and Attachments.

4.3.5        Endeavor their best efforts to obtain the authorizations necessary so that this present Lease does not infringe any Permit, contractual, legal or judicial liability to which they are subject as a result of the sharing or utilization of third parties infrastructure.

4.3.5.1 In the assumption mentioned in item 4.3.5, LESSEE shall participate in the negotiations conducted between LESSORS and third parties referred to in previous item and shall bear the payment of eventual additional amounts and other burden deriving from authorizations to be obtained to execute this present Lease.

4.3.6 Not modify any leased Surplus Optical Fibers and New Optical Fibers without LESSEE’s previous authorization, except for: (i) court decision not subject to any appeal to appropriate governmental authorities or (ii) due to operational reasons, good faith, absolutely and justifiable necessary to reduce the probability of physical damages to optical fibers and/or electronic equipment or (iii) as a direct and proven result of the occurrence of any fortuitous event or force majeure.

4.3.6.1 Should said modifications be necessary according to the exceptions provided for above, LESSORS shall immediately send a Notification to LESSEE, or specifically in the assumption provided for in item 4.3.6 (ii), at least, thirty (30) days in advance, and LESSEE is authorized to: (i) terminate this Agreement, without any penalties or indemnities to the benefit of LESSORS or (ii) shall continue being entitled to the right of using the Surplus Optical Fibers not modified, by only paying their proportional amount.

4.3.7 Ensure to LESSEE the right of accessing Hubs and Head Ends for the purposes of interconnecting its own telecommunications network.

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4.3.7.1 If LESSEE understands it is necessary to access other interconnection points, such as junction boxes, LESSEE shall previously negotiate with LESSORS how to do it and any intervention in junction boxes will only be carried out by LESSORS.

CLAUSE V

MAINTENANCE CONDITIONS

5.1 LESSORS shall carry out the following maintenance, observing the conditions mentioned in Attachment III:

5.1.1 Preventive maintenance – this is a periodic maintenance carried out to replace and/or make adjustments to network’s active and passive components to be notified by LESSORS to LESSEE, at least,  fifteen (15) days in advance, if this can interfere in LESSEE services.

5.1.1.1 Emergency Preventive Maintenance – this is a preventive maintenance that needs to be carried out within fifteen (15) days to be notified by LESSORS to LESSEE, whenever possible, at least, eight (8) hours in advance during business hours.

5.1.2 Corrective Maintenance – this is the maintenance carried out to solve failures identified in Network, pro-active or reactive failure, as per items 5.4 and 5.2 below.

5.2 In the reactive corrective maintenance, LESSEE shall conduct a previous analysis of the failures informed by customers through its Operations Center, in order to identify the probable cause of failure.

5.2.1 Should the Operations Center identify the Network as causing the failure, LESSEE shall notify LESSORS Operations Center through a Report of Abnormality, (“RA”), numbered and according to template to be defined between the Parties, containing all the information about the Node(s) and optical fiber(s) co-related to the customer who originated the complaint.

5.2.2 LESSORS shall identify the point of failure at Network and shall correct it.

5.2.3 The correction of failure shall be informed by LESSORS Operations Centers to LESSEE Operations Center in order to complete RA after the correction of failure is confirmed by LESSEE Operations Center.

5.2.4 The time elapsed between the failure correction notice, as per item 5.2.3 above and the confirmation of correction by LESSEE shall be discounted for the purposes of calculating the failure correction period.

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5.3 The repair period of a Network failure shall correspond to the period elapsed between the opening and completion of RA, observing item 5.2.4 above.

5.4 In the pro-active corrective maintenance, LESSORS shall identify the failure before LESSEE opening a RA.

5.5 For the purposes of operational recurrence, the Parties shall agree on the contacts and communication procedures, in view of severity levels to repair Network failures, within no later than thirty (30) days as of the signature date hereof.

CLAUSE VI

PRICE, PAYMENT CONDITIONS AND ADJUSTMENT

6.1 Total monthly amounts excluding taxes for the lease of Surplus Optical Fibers and New Optical Fibers shall be calculated as follows:

6.1.1 Surplus Optical Fibers:

Cable net prices per location (R$/km/month)
Band of Surplus Optical Fibers	SP	STS	RJ	FNS	PAE/ CTA/ CAS/ BSA/ GNA	SP inland	Other capital cities	Other locations
Until 6	1920	1876	1779	1766	1736	1614	1779	1614
From 6 to 12	1975	1933	1835	1823	1792	1670	1835	1670
From 13 to 24	2072	2029	1932	1920	1888	1766	1932	1766
From 25 to 72	2438	2396	2298	2286	2255	2133	2298	2133
From 73 to 144	3105	3061	2964	2951	2921	2799	2964	2799

6.1.2 New Optical Fibers: LESSORS shall submit to LESSEE, within the terms provided for in Attachment III, the budget to implement New Optical Fibers and based thereon, a price proposal and other leasing conditions, including agreement term and applicable discounts.

6.1.2.1 Referring to New Optical Fibers whose Lease Forms are issued by LESSEE within the term established to observe the commitment provided for in Clause 9 hereinbelow, discounts shall be applicable according to item 6.2 over prices proposed by LESSORS  and approved by LESSEE.

6.2 For leasing prices of Surplus Optical Fibers and New Optical Fibers, as calculated above, the sum of percentage of reasonable discounts shall be applied according to the charts below:

 (a) by total extension of Surplus Optical Fibers and/or New Optical Fibers leased by LESSEE:

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Extension	Discount
1,000 to 1,500 Km	5%
1,501 to 2,000 Km	12%
2,001 to 3,000 Km	20%

(b) by number of locations covered by leased Surplus Optical Fibers and/or New Optical Fibers by LESSEE, should LESSEE be fitted into one of the levels of discount chart by extension above:

No. of locations	Discount
3 to 6	10%
7 to 9	20%
Higher or equal to 10	30%

 (c) by time elapsed until the minimum commitment provided for in item 9.1 below is achieved, should LESSEE be fitted into one of the levels of discount charts by extension and number of locations above:

No. of months	Discount
25 to 36	10%
13 to 24	20%
Until 12	30%

6.2.1 In view of the commitment assumed by LESSEE in item 9.1 below, the maximum percentage of discounts provided for above shall be used as of the signature date of this Agreement. Should LESSEE do not observe this commitment within estimated twelve (12) months, LESSEE shall owe to LESSORS the amount corresponding to the difference verified between (i) prices practiced and (ii) those that should have been practiced according to the applicable discount level, taking into account the leasing conditions effectively observed by LESSEE, in the period.

6.2.2 LESSEE shall provide the payment referred to in previous item jointly with the first invoicing following the determination of difference or if this does not occur, within ten (10) business days after LESSORS verification and LESSEE receipt of the appropriate collection document.

6.2.3 The Parties undertake every two(2)-year period as of the signature date hereof to endeavor their best efforts to in good faith analyze the contractual conditions, reviewing them according to the market conditions at that time, and if necessary, reviewing them without favoring one of the Parties to the detriment of other party, so than to maintain the contractual balance prevailing at the contracting period.

6.2.3.1 LESSEE, to make the review feasible may quote on the market to contract the use of infrastructure subject-matter hereof and formally submit them to LESSORS, granting them a twenty-(20) day term for analysis and counter-proposal, and if agreed upon by the Parties, the adjustments necessary will be made to equalize the Agreement.

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6.2.4 Without prejudice of the review provided for in item 6.2.3 above, the Parties also undertake to in good faith analyze the terms and conditions hereof whenever either Party substantially alleges an economic-financial imbalance.

6.3 For the lease of Surplus Optical Fibers and New Optical Fibers, LESSEE shall monthly pay to each LESSOR, according to respective Lease Forms and as of respective Acceptance Dates, the total amounts verified according to items 6.1.1 and 6.1.2, applying the discounts provided for in item 6.2 above.

6.4 In the months of Acceptance Dates, the amounts related to the lease of Surplus Optical Fibers and/or New Optical Fibers shall be calculated proportionally to the number of days elapsed after the issue of the Statement of Acceptance, thus considering the commercial month as thirty (30) consecutive days.

6.5 Each LESSOR shall issue a single tax document, jointly with corresponding invoice, including all the Surplus Optical Fibers and/or New Optical Fibers leased through respective Lease Forms, breaking down the taxes applicable thereto according to federal tax laws and of each local government (“Tax Document and Invoice”).

6.6 The Tax Documents and Invoices shall be delivered to LESSEE, at the address specified in the introduction hereof, at least, ten (10) business days in advance in relation to the maturity date.

6.6.1 Should the term mentioned above be not complied with by LESSORS, the invoice maturity shall be extended for the number of days the LESSORS delayed to deliver the Tax Documents and Invoices, as long as LESSEE notifies LESSORS until the maturity date that it did not receive the Tax Documents and Invoices.

6.7     Invoices shall mature on day thirty (30) of each month, observing eventual postponements as per item 6.6.1 above.

6.8 Should LESSEE verify any discrepancy or irregularity in Tax Documents and/or Invoices issued by either LESSOR, LESSEE shall complaint in writing, but paying the full amount charged.

6.8.1 LESSORS shall have a thirty-(30) day maximum term, as of the date the complaint is received to conduct appropriate findings  and inform LESSEE in writing on these findings results, with due grounding.

6.8.2 Once elapsed this term and LESSORS do not express any opinion, the complaint shall deemed as valid.

6.8.3 Should the complaint be deemed as valid and payment of the claimed amount has already been made, LESSEE shall be entitled to a credit upon the issue of the next invoice by LESSORS, corresponding to the claimed amount, plus default interest of one percent (1%) monthly and IGP-M/FGV variation, calculated “pro rata die” from the payment date until the credit grant date.

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6.9 The Parties set forth that the maximum term to question a Tax Document and/or Invoice by LESSEE is sixty (60) days.

6.10 In the events either LESSOR identifies the lease amounts of Surplus Optical Fibers or New Optical Fibers without due invoicing, it shall notify this fact in writing to LESSEE and only can charge the amounts related to sixty (60) days immediately preceding the date of such notification.

6.11   The Parties elect the IGP-M (General Market Price Index), or another official index to replace it, as monetary restatement factor applicable to the amounts agreed upon in item 6.1 above every twelve (12) months or within the least periodicity to be legally authorized.

6.12 All taxes and social contributions shall be accrued to the amounts due according to item 6.1 above, including PIS and COFINS, levying or to be levied on the subject-matter hereof.

6.13 LESSEE shall pay to LESSORS, in a lump sum within no later than ten (10) business days after LESSORS submitting the documents that evidence the implementation, the amount net of taxes of ten million, eight hundred, seventy thousand, seven hundred, seventy-nine reais and fourteen centavos (R$10,870,779.14), for the purposes of advancing the remuneration due as lease of New Optical Fibers implemented by LESSORS prior to the signature hereof and made available to LESSEE.

6.13.1 Within ninety (90) days after the signature hereof, the Parties shall define jointly the lease amounts applicable to the New Optical Fibers referred to in preceding item.

CLAUSE VII

COMPULSORY DISCOUNTS

7.1 LESSORS shall grant to LESSEE discounts in the monthly lease amounts of Surplus Optical Fibers and New Optical Fibers, due to downtimes under their responsibility caused thereto for a period exceeding thirty (30) consecutive minutes, according to the following formula:

VD = (VM / 1440 ) x N

Where:

VD =  Discount Amount;

VM = Monthly Lease Amount of Surplus Optical Fibers and New Optical Fibers affected by location;

N =   Number of units of thirty-(30) minute downtimes;

1440 =           Total units of 30-minute periods in the month, considering the 30-day month (30 x 24 x 2).

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7.1.1 After the first downtime, if the problem is not solved, additional downtimes shall be considered for discount purposes, and if these are consecutive to the initial period in whole units of thirty (30) minutes.

7.1.2 The period to be considered when calculating the compulsory discount comprises the period between the exact moment (hour and minutes) of any LESSEE complaint to the Call Center of LESSORS until the exact moment  (hour and minutes) LESSORS inform LESSEE about the recovery of Surplus Optical Fibers and New Optical Fibers affected under perfect traffic conditions.

7.1.3 LESSORS shall also grant the discounts mentioned in item 7.1 above over monthly lease amounts of Surplus Optical Fibers and New Optical Fibers whenever their level of quality provenly does not reach the specifications provided for in Attachment III – Operational Agreement hereof.

7.2 The discounts shall be calculated and applied monthly as per item 7.1. above, assessed by each Location of Surplus Optical Fibers and/or New Optical Fibers affected through Invoice discounts, based on prevailing amount, by Location, lease of Surplus Optical Fibers and New Optical Fibers affected in the month of occurrence. LESSORS shall electronically inform the designation of Surplus Optical Fibers and New Optical Fibers where downtime took place.

7.2.1 In a report, the discounts shall be associated with the respective Surplus Optical Fibers and/or New Optical Fibers referring to said downtime.

7.2.2 In addition, the following shall be listed: total minutes of downtime or quality deterioration, level of quality reached and the discount amount referring to respective Surplus Optical Fibers and/or New Optical Fibers referring to said downtime.

7.3 Discounts shall not be granted in the following cases:

7.3.1 Interruptions scheduled by LESSORS for preventive maintenance and/or replacement of equipment and repair of Surplus Optical Fibers and New Optical Fibers, as long as said scheduled downtimes:

(i)    are duly informed to LESSEE, at least, thirty (30) days in advance;

(ii)   they do neither cause any failure nor decrease in standard or quality;

(iii)  they do not cause any interruption of services rendered by LESSEE beyond the scheduled period and approved thereby;  or

(iv)  they do not exceed twenty-four (24) hours of downtime per month to the same Surplus Optical Fibers and/or New Optical Fibers.

7.3.2 Downtimes not scheduled by LESSORS for corrective maintenance and/or replacement of equipment and repair of Surplus Optical Fibers and New Optical Fibers, provided that said unscheduled interruptions do not cause interruption of LESSEE services;

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7.3.3 Interruption provenly caused by improper use by LESSEE or its representatives or Customers;

7.3.4 Downtimes provenly caused by failures in the infrastructure of LESSEE, or its representatives or Customers.

CLAUSE VIII

TERM

8.1 This Agreement is valid for ten (10) years as of its execution date and automatically renewed for equal and successive 12-(twelve) month period, except for any objection, by either Party, at least, 60 days in advance, and leasing terms of Surplus Optical Fibers and/or New Optical Fibers shall be observed, subject-matter of Lease Forms issued until the expiration date hereof.

8.2 The leasing term of Surplus Optical Fibers shall be ten (10) years and for New Optical Fibers shall be that one agreed upon between the Parties as provided for in item 6.1.2 above, and counting starting as of respective Acceptance Dates.

8.2.1 The leasing term of Surplus Optical Fibers and of New Optical Fibers when this is determined can be automatically renewed for equal and successive 12-(twelve) month periods, if either Party does not express its intent of not renewing the lease.

8.2.2 The Parties manifestation referred to in item 8.2.1 above only shall be valid if made in writing within no later than thirty (30) days prior to the expiration of the leasing term in progress.

CLAUSE IX

UTILIZATION OF SURPLUS OPTICAL FIBERS AND NEW OPTICAL FIBERS

9.1 LESSEE is committed to the leasing of all Surplus Optical Fibers of LESSORS, and LESSORS, on their turn, undertake to answer all LESSEE requests of lease so that the latter is able to meet its commitment, observing the technical feasibility studies carried out by LESSORS as provided for in Attachment III – Operational Agreement.

9.1.1 Within twelve (12) months as of the execution date hereof, LESSEE shall lease according to its need and at its exclusive discretion, Surplus Optical Fibers and/or New Optical Fibers corresponding to the following km:

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São Paulo/SP:	550 km
Campinas/SP:	300 km
Santos/SP:	150 km
Other São Paulo inland cities:	200 km
Rio de Janeiro/RJ:	400 km
Curitiba/PR:	200 km
Florianópolis/SC:	150 km
Porto Alegre/RS:	300 km
Goiânia/GO:	200 km
Brasília/DF:	200 km

9.2 The utilization of any optical fiber not identified in the Lease Forms constitutes flagrant contractual default, not binding upon the Parties, especially as to the continuity of this use, and LESSORS shall notify LESSEE in writing about the undue utilization.

9.2.1 Once received said notice by LESSEE, the lease of optical fibers shall be formalized and LESSEE shall be subject to pay a fine of double of the amount then effective for the leasing of that fiber, pro-rata die, for the period corresponding to the undue utilization.

CLAUSE X

RIGHT OF FIRST REFUSAL

10.1 Should LESSORS decide at any time during the effectiveness hereof to sell their network or part of it, LESSORS ensure the right of first refusal to LESSEE acquire the Network, according to the terms and conditions to be negotiated at that time.

CLAUSE XI

INDEMNITY

 11.1  LESSEE as soon as it is aware agrees to notify LESSORS, informing about any Lawsuit related to the subject-matter hereof, Surplus Optical Fibers and/or New Optical Fibers, so that LESSORS at their expenses can hire attorneys so that to ensure the continuity of the execution hereof.

 11.2  None provision hereof shall constitute limitation of right of each Party of filing action for direct or indirect damages or similar lawsuit against any third party, based on any acts or omissions from such third party, to the extent that these acts or omissions affect the construction, operation or use of any Surplus Optical Fibers and/or New Optical Fibers, it is hereby agreed that each Party shall provide support and assistance to the other Party as necessary and possible, observing their respective confidentiality obligations.

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CLAUSE XII

LIMITED LIABILITY

12.1   LESSEE shall be solely and exclusively liable for the utilization of Surplus Optical Fibers and New Optical Fibers as of each Acceptance Date, and LESSORS, as of said Date(s), shall not be liable for any indirect damages or similar, foreseeable or not, deriving from or related to the performance of LESSEE obligations under this Agreement, including, but not limited to loss of profits or loss of income (resulting from downtimes, deterioration of services rendered by LESSEE or other transmission problems), cost of capital or claims from LESSEE customers that have been caused by any construction, reconstruction, modification, repair or maintenance, or whose performance is LESSEE responsibility, and not executed by LESSEE, except when these events have been caused by misconduct, negligence or recklessness of LESSORS, especially due to the failure to comply with their maintenance obligations and respective SLA as per Attachment III hereof.

12.2 None of the Parties shall be liable for losses and indirect damages, loss of profit or commercial failure of other Party.

12.3   Under no circumstance either Party shall be liable for the occurrence of force majeure and/or fortuitous events, therefore, the Parties shall not be entitled to any indemnification in relation to any event, delay, damage or complaints and exclusively resulting from force majeure and/or fortuitous events, according to Clause XVI hereinbelow.

CLAUSE XIII

NOTIFICATION

13.1   Unless otherwise provided for herein, all the Notifications shall be made in writing, addressed to the parties mentioned in the introduction hereof and shall be deemed as received when (i) they are personally delivered, with receipt acknowledgment, (ii) sent by mail, acknowledging receipt, (iii) prepaid mail, (iv) courier service or (v) sent via fax, after respective confirmation of receipt.

CLAUSE XIV

INSURANCE

14.1   The Parties at their own discretion and expenses, during the effectiveness hereof, may take out insurance that covers the indemnity of eventual losses.

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CLAUSE XV

TERMINATION

15.1 LESSEE may terminate this Agreement or any Lease Form, at its exclusive discretion, by means of Notification to LESSORS, at least, ninety (90) days in advance.

15.2   This present Agreement may be fully or partially terminated, in the following assumptions:

15.2.1     either Party fails to comply with any of the obligations provided for herein not remedied within ninety (90) days as of the Notification from other Party in this regard;

15.2.2     petition for bankruptcy or adjudication of liquidation or insolvency of either Party; and

15.2.3  loss of LESSEE licenses implying the impossibility of performing this Agreement.

CLAUSE XVI

FORCE MAJEURE

16.1   Force majeure or fortuitous events, as provided for in Article 393 of the Brazilian Civil Code, as long as impediments to the Parties comply with contractual obligations exclude the responsibility for respective default.

16.2   The Party affected by the occurrence of force majeure or fortuitous event shall send a Notification to the other Party informing about this situation, as well as its termination.

CLAUSE XVII

DISPUTE RESOLUTION

17.1.  Upon the occurrence of any disagreement or controversy related hereto, including but not limited to the disagreement referring to any issue requesting a general agreement, the Parties shall resolve this disagreement or controversy as follows:

17.1.1     Management. By means of Notice sent to the other Party, each Party shall send the disagreement to their respective Management, which within no later than thirty (30) days after receiving the Notice, shall hold a meeting at time and place mutually agreed upon in order to resolve the dispute.

17.1.2     Jurisdiction. Should the controversy be not solved within thirty (30) days as of delivery of Notification, or if Management is not able to hold a meeting within thirty (30) days after delivery of Notification, the Parties agree that all controversies, claims and divergent issues shall be submitted to the Judiciary Branch, at the central court of the city and state of Rio de Janeiro, expressly waiving any other court no matter how privileged it may be.

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CLAUSE XVIII

WAIVER

18.1.  The Parties abstention to exercise any of their rights provided for herein shall neither have a binding effect nor shall affect whatsoever these rights, which may be exercised at any time as contractually agreed upon.

18.2   Any forbearance or concessions one Party makes to the other in relation hereto shall not constitute precedent and shall not imply renewal of the agreement or change in the conditions hereof.

CLAUSE XIX

GOVERNING LAW

19.1   This Agreement shall be ruled and construed according to the laws of the Federative Republic of Brazil.

CLAUSE XX

CONSTRUAL RULES

20.1   Headings and titles are strictly for convenience purposes and shall not be considered in the construal of this Agreement, so that to expand or restrict any Clause of its content.

20.2   Unless if expressly set forth herein, the words that have technical or commercial meanings broadly known shall be then construed.

20.3   All the actions, activities, consents, approvals and other projects of the Parties provided for herein shall be performed reasonably and promptly, and it is expressly understood that time is essential in the performance of obligations that need to be complied with on a specific date. Unless if otherwise stated, performance standards and practices accepted in the telecommunications market shall be observed by the Parties, provided that this provision does neither change nor increase the scope of specifications and procedures agreed upon herein.

CLAUSE XXI

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ASSIGNMENT AND TRANSFER

21.1   No right or obligation provided for herein may be assigned or transferred without the previous written consent of the other Party, except for the assumption of transfer or assignment to Affiliated company, assumption in which the other Party shall be formally informed through Notification.

21.2   The Lease under the conditions hereof shall not constitute, and under no circumstance shall neither constitute easement nor property right of LESSEE.

CLAUSE XXII

REPRESENTATIONS AND WARRANTIES

22.1   Each Party represents and warrants:

22.1.1     has full powers and authority to execute, sign, grant and perform the obligations provided for herein;

22.1.2     this Agreement constitutes a legal, valid and enforceable obligation in its exact terms; and

22.1.3     the execution and performance of this Agreement shall not infringe any regulations, rules, bylaws or court decisions, as well as decisions of any governmental authority, court or entity.

CLAUSE XXIII

ENTIRE AGREEMENT

23.1   This Agreement, jointly with any confidentiality agreement executed as a result of its scope, replaces any and all understandings, oral agreements, contracts or memoranda previously executed by the Parties, referring to the subject-matter hereof, which are expressly null and void.

23.2   The Attachments mentioned herein are an integral part hereof. In the event of conflict between the provision hereof and its Attachments, the contractual provision shall prevail.

23.3   This Agreement only may be altered or added by written instrument executed by the representatives duly authorized by Parties.

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CLAUSE XXIV

PARTIES RELATIONSHIP

24.1   Parties relationship shall not correspond to partners, agents or associates and nothing contained herein shall be deemed as to incorporate a company or agency agreement between the Parties, including but not limited to, for the purposes of income tax, nor their tax assets or liabilities shall be merged or other. The Parties, when performing their obligations, are independent and shall comply with their contractual obligations on their own account, however, subject to the terms and conditions hereof.

CLAUSE XXV

CONFIDENTIALITY

25.1 The Parties agree to maintain the confidentiality of this Agreement and/or any information related thereto, provided by other Party, not disclosing to any third party, except when this disclosure: (i) is necessary to perform this Agreement, (ii) is publicly known or available to the public without the participation of recipient; (iii) is made by third party not subject to the obligation of confidentiality and/or (iv) results from legal decision, regulatory, administrative or judicial order, provided that to the extent necessary to observe them, any technical or commercial information related to the other Party to become aware of, except for previous and express written authorization of the disclosing party. This obligation shall remain valid for two (2) years after the expiration or termination hereof.

CLAUSE XXVI

MISCELLANEOUS

26.1   The annulment or cancellation of any condition hereof shall not affect the effectiveness of other conditions. Whenever possible, in replacement of the condition deemed as illegal or null, another corresponding condition shall be included that reflects the Parties original intention, according to the restrictions imposed by governing laws.

26.2   LESSORS, upon LESSEE request shall assign free of charge or onerously, as agreed upon between the Parties, space and infrastructure inside its Headends, Hubs and other sites of LESSORS, so that LESSEE is able to lighten leased Surplus Optical Fibers and New Optical Fibers, as well as interconnect them with LESSEE telecommunications network.

26.3 This Agreement binds upon the Parties and successors on any account.

Confirming their agreement as to the terms and conditions contained herein, their intention of being legally bound thereby, the Parties execute this present agreement in two (2) counterparts of equal tenor and form, under the presence of the undersigned witnesses.

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Rio de Janeiro, November 22, 2005.

LESSORS: NET SERVIÇOS DE COMUNICAÇÃO S/A, NET ANÁPOLIS LTDA.; NET BAURU LTDA.; NET BRASÍLIA LTDA.; NET CAMPINAS S/A; NET CAMPO GRANDE LTDA.; NET CURITIBA LTDA.; NET FLORIANÓPOLIS S/A; NET FRANCA LTDA.; NET GOIÂNIA LTDA.; NET INDAIATUBA LTDA.; NET JOINVILLE LTDA.; NET MARINGÁ LTDA.; NET PIRACICABA LTDA.; NET RIBEIRÃO PRETO S/A; NET RIO S/A; NET SÃO CARLOS S/A; NET SÃO JOSÉ DO RIO PRETO LTDA.; NET SÃO PAULO LTDA.; NET SOROCABA LTDA.; NET SUL COMUNICAÇÕES LTDA.; TELEVISÃO A CABO CRICIÚMA LTDA.; TV CABO E COMUNICAÇÕES DE JUNDIAÍ S/A and DR - EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.

_________________________________ Name: ___________________________ Title: ___________________________	________________________________ Name: __________________________ Title: __________________________

LESSEE: EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S/A - EMBRATEL

_________________________________ Name: ___________________________ Title: ___________________________	________________________________ Name: __________________________ Title: __________________________

Witnesses:

1. ________________________________________ Name: ____________________________________ Identity card (RG):___________________________ Individual taxpayer’s ID (CPF/MF): ______________	2. ________________________________________ Name: ____________________________________ Identity card (RG): __________________________ Individual taxpayer’s ID (CPF/MF): ______________

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ATTACHMENT I

NETWORK DESCRIPTION AND LOCATION*

*From Network, only the Surplus Optical Fibers are purpose of this contracting.

Operation	Optical Network (km)	km FO	Average Fiber/Cable
São Paulo	2,535.0	126,619	50
Rio de Janeiro	899.5	56,349	63
Brasília	447.6	14,207	32
Porto Alegre	252.6	15,380	61
Curitiba	302.2	20,137	67
Ribeirão Preto	175.7	17,825	101
Campinas	307.0	9,296	30
Goiânia	210.0	8,496	40
Florianópolis	123.7	8,201	66
Santos	112.5	6,984	62
São José do Rio Preto	111.0	3,192	29
Campo Grande	76.0	912	12
Pelotas	55.0	4,349	79
Jundiaí	98.9	1,867	19
Sorocaba	72.0	2,914	47
Blumenau	66.6	3,567	59
Piracicaba	49.0	2,096	43
Anápolis	34.0	408	12
Franca	45.4	884	19
Bauru	50.2	1,393	28
Maringá	26.0	312	12
São Carlos	58.8	991	17
Indaiatuba	31.6	515	16
Seacost	17.9	1,247	70
Joinville	31.3	896	29
Santa Maria	18.8	883	47
Criciúma	9.0	606	67
Rio Grande	10.0	502	50
Caxias do Sul	9.1	331	36
Passo Fundo	7.4	357	48
Novo Hamburgo	5.1	244	48
Chapecó	4.4	210	48
Bagé	4.1	197	48
Erechim	2.6	31	12
Santa Cruz do Sul	2.1	99	48
Total	6,262	306,892	49

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ATTACHMENT II

LEASE FORM OF DISCONNECTED FIBERS

No:
Agreement:
Date:

APPLICANT

ADDRESS

CITY

UF

CEP

PHONE:

FAX

NAME REQUESTED

ADDRESS

CITY

UF

CEP

PHONE:

FAX

TYPE OF FIBER

(  ) Surplus Optical Fibers                    (  ) New Optical Fibers

NUMBER OF FIBERS REQUESTED

(  ) Up to 6 fibers                  (  ) From 13 to 24 fibers                       (  ) From 73 to 144 fibers

(  ) From 6 to 12 fibers         (  ) From 25 to 72 fibers

LOCATION

Address – Start of network

Address - End of network

FEASIBILITY

Request

of

Feasibility

EMBRATEL REPRESENTATIVE

NET REPRESENTATIVE

Signature	Signature
Name	Name
Place/Date	Place/Date

Result of Feasibility

OK: (     ) (S/N)

INFORMATION

NET REPRESENTATIVE

	Budget (New Optical Fibers)	Signature
	Km	Name
	Term	Place/Date

CONSTRUCTION SERVICE AUTHORIZATION:

Delivery Estimated Date: / /	EMBRATEL REPRESENTATIVE

NET REPRESENTATIVE

	Signature	Signature
	Name	Name
	Place/Date	Place/Date

Remarks

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ATTACHMENT III

 OPERATIONAL AGREEMENT

I) SERVICE PROCEDURES:

1.    LESSEE requests of feasibility will be made by sending preferably via e-mail the corresponding Lease Form directly to the person in charge of these requests at LESSORS, who shall be identified by Parties within thirty (30) days as of the signature hereof.

2.    LESSORS will answer the requests of feasibility until the monthly limits mentioned in Chart of item 6.1, considering that each Extension of Network/Optical Ring corresponds to one PROJECT. Should LESSEE need a request above the limits provided for in the aforementioned Charts, it shall previously agree these conditions with LESSORS, bearing all the expenses and costs related to this additional request.

3.    LESSEE is exempted from making the requests of feasibility in the following cases:

3.1  When there is a junction box pertaining to the Optical Ring, in front of  LESSEE customers building;

3.2   When there is a junction box at Ring Optical Network, three gaps away from posts, from building lobby. The request of feasibility only will be exempted in the event of non-interruption of Network, not requiring crossing of avenues, train tracks, trolleybus lines, rivers or similar and in cases of cabling pertaining to the Rings;

4.    Any utilizations and changes LESSEE intends to carry out at the Optical Network shall be treated as PROJECTS, and shall be addressed to LESSORS by means of Lease Form.

5.    Special characteristics of the PROJECT (such as double approach, number of Fibers, course, etc.) shall be broken down in the Lease Form.

6.    LESSORS shall deliver to LESSEE, within the terms defined in the Charts mentioned in items 6.1 and 6.2 below, always determined in business days, as of the receipt of request of feasibility through the Lease Form, budgets related to the PROJECT of each Network Extension (corresponding to each extension stretch, customer-ring, customer-customer) or each Ring, as well as those related to changes and the execution term, by completing the field corresponding to the “Result of Feasibility” of the Lease Form.

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6.1 Feasibility of Network Extension:

	PROJECT LOCATION
	SP*	STS	RJ	FNS	PAE/ CTA/ CAS/ BSA/ GNA	SP Inland	Other capital cities	Other Locations
Term	3	3	3	3	3	3	3	3
Monthly number of PROJECTS (in reais)	600	50	400	50	50 per city	150	50 per city	20 per city

6.2 Ring Feasibility:

	PROJECT LOCATION
	SP	STS	RJ	FNS	PAE/ CTA/ CAS/ BSA/ GNA	SP Inland	Other capital cities	Other locations
Term	10	10	10	10	10	15	10	15
Monthly Number of Projects.	3	1	2	1	2 per city	2	2 per city	1 per city
Cost by PROJECT budget (in reais)	1,500	1,500	1,500	1,500	1,500	2,000	1,500	2,000

6.3 During first thirty (30) days as of this Agreement effectiveness, the term to deliver the budgets of Network Extension Feasibility to LESSEE by LESSORS, shall be seven (7) business days. After elapsing the first 30 days, the Chart 6.1 above shall apply.

8. Any Result of Feasibility provided by LESSORS shall be valid for a thirty-(30) day period, renewable for another thirty (30) days, should LESSEE request this extension in writing, before the end of the initial period, and LESSORS agree with such extension.

9. Eventual cancellations of Fiber utilization shall be notified by LESSEE to LESSORS, at least, ten (10) business days in advance, when LESSEE shall bear the costs provenly incurred by LESSORS.

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10. The amounts mentioned in this present ATTACHMENT shall be yearly adjusted, or within the least periodicity accepted by laws, by IGPM-FGV or another official index to replace it.

11. The authorization to BUILD THE PROJECT and its delivery term shall be mentioned in the Lease Form to be signed by representatives of LESSEE and LESSORS.

II) PROJECT BUILDING:

1.    LESSEE shall adapt the building, by protecting the cable end at the post where the junction box is located. LESSORS shall be notified by means of person identified in writing by the Parties, within thirty (30) days as of the signature hereof, at least, seventy-two (72) business hours in advance of the start date of the cable preparation and fusion. LESSORS shall carry out the fusion within seventy-two (72) business hours.

2.    The costs to prepare the cable and fusion are:

  Box installation for customer service: R$525.00;
  Blockade and cable preparation: R$180.00;
  Fusion: R$35.00 per fiber;
  Test: R$6.00 per fiber.

3.    In cases the building does not have a junction box in front of it, but at least, three gaps away from this point, LESSEE shall adapt the building, leaving the cable at post in front of the building, with sufficient metreage to reach the junction box and an additional space of 20 meters, with the end protected. LESSORS shall be notified, at least, seventy-two (72) business hours in advance and shall release, fix the cable onto its cordage and carry out the fusions necessary.

4.    Other cases not outlined in this item II shall be sent for analysis and specific measures by LESSORS.

5.    LESSORS shall inform LESSEE when the junction box no longer has conditions of use since it exceeds the number of cables supported by it.

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III) PROJECT PARAMETERS:

•         Junction maximum loss (per fusion) = 0.2 dB

•         Connection loss (per connection, considering connectors type PC or APC) = 0.3 dB

•         Fiber loss/Km =    as per manufacturer catalogue, but as average values:

0.25 dB/Km in 1550nm

0.37 dB/Km in 1310 nm

1. Tests:

1.1. LESSORS shall execute the following tests:

•         OTDR two-way optic measurement and in 1310 nm and 1550 nm bands;

•         Additional tests may be executed by LESSEE, monitored by LESSORS.

2. Documentation:

2.1. LESSORS, after concluding the execution of any Network or Ring Extension PROJECT, shall deliver to LESSEE the following documentation, within ten (10) consecutive days:

•                    Result of tests mentioned in item 1.1;

•                    Information about cable used (manufacturer, number of fibers, type of cable, etc) in the execution of Network or Ring Extension PROJECT;

•                    A simplified diagram according to each Location availability.

IV) ACCEPTANCE:

After delivery of the PROJECT BUILDING, LESSEE shall have 10 consecutive days to execute additional tests, if necessary, and another five consecutive days to issue the respective acceptance. Should LESSEE do not express any opinion thereon within the term defined in this item IV, the PROJECT BUILDING shall be deemed as accepted on the final date of tests executed by LESSORS. The acceptance shall occur by means of the STATEMENT OF ACCEPTANCE, whose template shall be defined by the Parties within sixty (60) days after the signature hereof.

V) SLA:

1. Purpose: Define and establish the quality standards referring to the rental and maintenance of Surplus Optical Fibers and New Optical Fibers.

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2. Network monthly availability:

99.8% (downtime of approximately 1.44 hour/month)

2.1. The availability is defined as the ratio between the period in which the system shows specific technical and operational characteristics and total period considered, assessed according to the proportionality of defective stretch in relation to the Network total extension, measured monthly.

2.2. For the purposes of assessing a defective stretch, this shall be the one where there is no type of signal traffic.

2.3. The period used in the preventive maintenance and emergency corrective maintenance shall not be considered when calculating availability.

3. Network Recovery:

3.1. The Optical Network shall be recovered by LESSORS within:

•         eight (8) hours, when LESSORS Operations Center (“COP”) receive a notice from LESSEE monitoring area, valid for tails and non-redundancy stretches.

•         eight (8) hours, from the moment LESSORS COP receives a notice from  LESSEE monitoring area, valid for networks with track redundancy.

4. Scheduled down times shall be notified to LESSEE, at least, thirty (30) days in advance.

4.1. Emergency interventions shall be notified to LESSEE via telephone and e-mail.

4.2. LESSEE contact person, for the purposes of implementing the procedures of this Attachment (notices of disruption, scheduled and emergency maintenance, requests of downtime, etc) as well as other problems detected by LESSORS at their Network that may affect LESSEE services shall be defined by it and informed to LESSORS within 30 days after the signature hereof.

4.3. LESSEE, through its management, shall notify LESSORS COP about any Network failure warning or deterioration, after executing tests and confirming if this is a problem of LESSORSNetwork. LESSORSshall inform LESSEEabout COP contacts mentioned herein within 30 days after the signature hereof.

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